[McGlinchey Stafford Letterhead]

                                 March 20, 1998

Pride International, Inc.
5847 San Felipe
Suite 3300
Houston, Texas 77057

        Re: Registration of not more than $500,000,000 in (i) shares of the no par value common stock of Pride International, Inc., (ii) shares of the no par value preferred stock of Pride International, Inc. and/or (iii) debt securities to be issued by Pride International, Inc.

Gentlemen:

        We are acting as special Louisiana counsel to Pride International, Inc., a Louisiana corporation (the "Company"). We have been asked to render certain opinions in connection with the Registration Statement (the "Registration Statement") on Form S-3 (Registration No. 333-44925), as amended, filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended. The Registration Statement relates to the offering of not more than $500,000,000 in (i) shares (the "Common Shares") of the Company's no par value Common Stock ("Common Stock"), (ii) shares (the "Preferred Shares"; together with the Common Shares, the "Shares") of the Company's no par value preferred stock (the "Preferred Stock") and/or (iii) Debt Securities to be sold by the Company as described in the Registration Statement. Unless otherwise defined, capitalized terms used herein shall have the respective meanings set forth in the Registration Statement.

        We do not represent the Company on a general or regular basis and, accordingly, have no detailed information concerning its business or operations. In our capacity as special Louisiana counsel to the Company in connection with this opinion, we have reviewed the following documents (together the "Opinion Documents"):

        i. a copy of the Amended and Restated Articles of Incorporation of the Company, as amended, certified by the Corporate Secretary (the "Articles of Incorporation");

        ii. a copy of the Bylaws of the Company, certified by the Corporate Secretary (the "Bylaws");

        iii. an original Certificate of Good Standing for the Company from the Louisiana Secretary of State dated March 11, 1998;

        iv.     the Registration Statement;

        v. resolutions of the Board of Directors (the "Board") of the Company, certified by the Corporate Secretary;

        vi. such other documents as we have deemed relevant or necessary as a basis for the opinions hereinafter set forth.

        In giving such opinions, we have relied upon certificates from the Secretary of the Company and other officers of the Company (collectively the "Officers' Certificates") with respect to the accuracy of the material factual matters contained in such certificate, without undertaking to verify the same by independent investigation.

        For purposes of this opinion we have assumed, with your permission and without independent investigation the following:

        A. the genuineness of all signatures on all documents and certificates referred to herein or relied upon by us, and the conformity to original documents of documents submitted to us as conformed, certified, or photostatic copies;

        B. the accuracy of all statements of fact set forth in the Registration Statement and the Officers' Certificates.

        C. that the Company has not (a) declared or issued a stock dividend or stock split; (b) issued stock rights, options or warrants to holders of the Common Stock, except as expressly set forth in the Registration Statement; or (c) entered into any other transaction which would require adjustment to the Conversion Price (as defined herein) of the Convertible Subordinated Debentures due February 15, 2006 as provided in Section 13.5 of that certain Indenture between the Company and Marine Midland Bank dated January 26, 1996 (the "Indenture"). As used herein, "Conversion Price" shall have the meaning ascribed to it in
                Section 13.5 of the Indenture;

        D. that the Company will not issue and sell (i) any Common Shares registered pursuant to the Registration Statement in excess of the authorized but unissued and unreserved shares of the Common Stock or (ii) any Preferred Shares registered pursuant to the Registration Statement in excess of the authorized but unissued and unreserved shares of the Preferred Stock; and

        E. that, with respect to the Preferred Stock, prior to the offering and sale of the Preferred Shares, the Board (or an appropriate committee thereof) will take such action as is necessary to fix the preferences, limitations and relative rights of the Preferred Stock and will file or cause to be filed with the Louisiana Secretary of State and the Clerk of Court for East Baton Rouge Parish an Amendment to the Articles of Incorporation, appropriate in form, setting forth the preferences, limitations and relative rights of the Preferred Stock.

        We have made no investigation or inquiry to determine the accuracy of the foregoing assumptions and are not responsible for the effect of the inaccuracy of any of these assumptions on the opinions expressed herein.

        Subject to the foregoing assumptions, and the qualifications and exceptions set forth below, we are of the opinion that:

        1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Louisiana.

        2. When the Board (i) has taken all necessary corporate action to approve the issuance of the Shares and (ii) has determined the price for or has fixed the consideration, in dollars, for the Shares to be issued, upon the issuance and sale of the Shares by the Company and receipt by the Company of the purchase price or the other consideration as established by the Board (or an appropriate committee thereof), such Shares that may be sold by the Company as set forth in the Registration Statement will be duly authorized, validly issued, fully paid and nonassessable.

        The opinions set forth above are subject to the following qualifications and exceptions:

        1. This Opinion is rendered solely as to matters of Louisiana law, and we do not purport to express any opinion herein concerning any law other than the laws of the State of Louisiana. We are not opining as to any federal or state securities laws or laws of the United States of America. To the extent, if any, that the laws of any jurisdiction other than the State of Louisiana may be applicable to any of the transactions or documents referred to herein, we express no opinion with respect to any such laws or their effect on any of the transactions or documents.

        2. Our opinions are limited to the specific issues addressed and are limited in all respects to laws and facts existing on the date of this letter. We undertake no responsibility to advise you of any changes in the law or the facts after the date hereof that would alter the scope or substance of the opinions expressed herein.

        We hereby consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

                                              Very truly yours,

                                              MCGLINCHEY STAFFORD,
                                               A Professional Limited
                                               Liability Company